360 FUNDS

DISTRIBUTION

 AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made as of the 6th day of October, 2017 by and among 360 Funds (the “Trust”), a Delaware Statutory Trust, Crow Point Partners, LLC (the “Adviser”), and Matrix 360 Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WITNESSETH THAT:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and has registered its shares of beneficial interest (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”) in one or more distinct series of Shares (the “Portfolio” or “Portfolios”);

WHEREAS, the Adviser has been appointed investment adviser to the Portfolio(s);

WHEREAS, the Distributor is a broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the Trust, the Adviser and the Distributor desire to enter into this Agreement pursuant to which the Distributor will provide distribution services to the Portfolios of the Trust identified on Schedule A, as may be amended from time to time, on the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement has been approved, with respect to the Trust by separate votes of the Trust’s Board of Trustees (“Board”) and of those Board members who are not “interested persons” of the Trust, as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the plan of distribution adopted pursuant to Rule 12b-l under the 1940 Act (“Plan”) of the Trust or in any agreements related to such plan in conformity with Section 15 of, and Rule 12b-l under, the 1940 Act

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust, the Adviser and the Distributor, intending to be legally bound hereby, agree as follows:

1.          Appointment of Distributor. The Trust hereby appoints the Distributor as its exclusive agent for the distribution of the Shares, and the Distributor hereby accepts such appointment under the terms of this Agreement. The Trust shall not sell any Shares to any person except to fill orders for the Shares received through the Distributor; provided, however, that the foregoing exclusive right shall not apply: (i) to Shares issued or sold in connection with the merger or consolidation of any other investment company with the Trust or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by the Trust; (ii) to Shares which may be offered by the Trust to its shareholders for reinvestment of cash distributed from capital gains or net investment income of the Trust; or (iii) to Shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Trust’s Prospectus. Notwithstanding any other provision hereof, the Trust may terminate, suspend, or withdraw the offering of the Shares whenever, in its sole discretion, it deems such action to be desirable, and the Distributor shall process no further orders for Shares after it receives notice of such termination, suspension or withdrawal.

1| P a g e

2.            Trust Documents. The Trust has provided the Distributor with properly certified or authenticated copies of the following Trust related documents in effect on the date hereof: the Trust’s organizational documents, including Articles of Incorporation and by-laws; the Trust’s Registration Statement on Form N-1A, including all exhibits thereto; the Trust’s most current Prospectus and Statement of Additional Information; and resolutions of the Trust’s Board of Trustees authorizing the appointment of the Distributor and approving this Agreement. The Trust shall promptly provide to the Distributor copies, properly certified or authenticated, of all amendments or supplements to the foregoing. The Trust shall provide to the Distributor copies of all other information which the Distributor may reasonably request for use in connection with the distribution of Shares, including, but not limited to, a certified copy of all financial statements prepared for the Trust by its independent public accountants. The Trust shall also supply the Distributor with such number of copies of the current Prospectus, Statement of Additional Information and shareholder reports as the Distributor shall reasonably request.

3.            Distribution Services. The Distributor shall sell and repurchase Shares as set forth below; subject to the registration requirements of the 1933 Act and the rules and regulations thereunder, and the laws governing the sale of securities in the various states (“Blue Sky Laws”):

a.	The Distributor, as agent for the Trust, shall sell Shares to the public against orders therefore at the public offering price, as determined in accordance with the Trust’s then current Prospectus and Statement of Additional Information. The sales load paid to the Distributor will be disbursed by the Distributor to i) the selling broker/dealer according to the schedule in the then current prospectus; and ii) the retained commissions to the wholesaler responsible for the broker/dealer relationship; and iii) any remaining amounts shall be applied to the Trust’s 12b-l eligible distribution expenses.

b.	The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information. The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust. The Distributor shall have no duty to inquire into or liability for the accuracy of the net asset value per Share as calculated.

c.	Upon receipt of purchase instructions, the Distributor shall transmit such instructions to the Trust or its transfer agent for registration of the Shares purchased.

2 | P a g e

d.	The Distributor shall also have the right to take, as agent for the Trust, all actions which, in the Distributor’s judgment, are necessary to effect the distribution of Shares.

e.	Nothing in this Agreement shall prevent the Distributor or any “affiliated person” from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that the Distributor expressly agrees that it shall not for its own account purchase any Shares of the Trust except for investment purposes and that it shall not for its own account sell any such Shares except for redemption of such Shares by the Trust, and that it shall not undertake activities which, in its judgment, would adversely affect the performance of its obligations to the Trust under this Agreement.

f.	The Distributor, as agent for the Trust, shall repurchase Shares at such prices and upon such terms and conditions as shall be specified in the Prospectus.

4.            Distribution Support Services. In addition to the sale and repurchase of Shares, the Distributor shall perform the distribution support services set forth on Schedule B attached hereto, as may be amended from time to time. Such distribution support services shall include: Review of sales and marketing literature and submission to FINRA; FINRA record keeping; and quarterly reports to the Trust’s Board of Trustees. Such distribution support services may also include: fulfillment services, including telemarketing, printing, mailing and follow-up tracking of sales leads; and licensing Adviser or Trust personnel as registered representatives of the Distributor and related supervisory activities.

5.            Reasonable Efforts. The Distributor shall use all reasonable efforts in connection with the distribution of Shares. The Distributor shall have no obligation to sell any specific number of Shares and shall only sell Shares against orders received therefore. The Trust shall retain the right to refuse at any time to sell any of its Shares for any reason deemed adequate by it.

6.            Compliance. In furtherance of the distribution services being provided hereunder, the Distributor and the Trust agree as follows:

a.	The Distributor shall comply with the Rules of Conduct of the FINRA and the securities laws of any jurisdiction in which it sells, directly or indirectly, Shares.

b.	The Distributor shall require each dealer with whom the Distributor has a selling agreement to conform to the applicable provisions of the Trust’s most current Prospectus and Statement of Additional Information, with respect to the public offering price of the Shares.

c.	The Trust agrees to furnish to the Distributor sufficient copies of any agreements, plans, and communications with the public or other materials it intends to use in connection with any sales of Shares in a timely manner in order to allow the Distributor to review, approve and file such materials with the appropriate regulatory authorities and obtain clearance for use. The Trust agrees not to use any such materials until so filed and cleared for use by appropriate authorities and the Distributor.

3| P a g e

d.	The Distributor, at its own expense, shall qualify as a broker or dealer, or otherwise, under all applicable Federal or state laws required to permit the sale of Shares in such states as shall be mutually agreed upon by the parties; provided, however that the Distributor shall have no obligation to register as a broker or dealer under the Blue Sky Laws of any jurisdiction if it determines that registering or maintaining registration in such jurisdiction would be uneconomical.

e.	The Distributor shall not, in connection with any sale or solicitation of a sale of the Shares, make or authorize any representative, service organization, broker or dealer to make, any representations concerning the Shares except those contained in the Trust’s most current Prospectus covering the Shares and in communications with the public or sales materials approved by the Distributor as information supplemental to such Prospectus.

f.	The Distributor agrees that it has adopted and implemented an anti-money- laundering program in compliance with the USA PATRIOT Act of 2001, the regulations thereunder and FINRA Conduct Rules, including, without limitation, customer identification program procedures and monitoring for suspicious activity. The Distributor additionally agrees that it has adopted and implemented procedures to comply with applicable law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN, OFAC and other government watch lists. The Distributor shall provide reports or other information to the Trust at the Trust’s reasonable request, related to the operation and implementation of any of the Trust’s anti-money-laundering policies for which the Distributor is responsible.

7.            Expenses.

a.	The Trust shall bear the following expenses: preparation, setting in type, and printing of sufficient copies of the Prospectus and Statement of Additional Information for distribution to existing shareholders; preparation and printing of reports and other communications to existing shareholders; distribution of copies of the Prospectus, Statement of Additional Information and all other communications to existing shareholders; registration of the Shares under the Federal securities laws; qualification of the Shares for sale in the jurisdictions mutually agreed upon by the Trust and the Distributor; transfer agent/shareholder servicing agent services; supplying information, prices and other data to be furnished by the Trust under this Agreement; and any original issue taxes or transfer taxes applicable to the sale or delivery of the Shares or certificates therefore.

b.	To the extent permitted under a plan adopted pursuant to rule 12b-l or otherwise permitted under the 1940 Act, the Trust shall pay expenses incident to the sale and distribution of the Shares sold hereunder, including, without limitation: printing and distributing copies of the Prospectus, Statement of Additional Information and reports prepared for use in connection with the offering of Shares for sale to the public; advertising in connection with such offering, including public relations services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature; data processing necessary to support a distribution effort; distribution and shareholder servicing activities of broker- dealers and other financial institutions; filing fees required by regulatory authorities for sales literature and advertising materials; any additional out-of-pocket expenses incurred in connection with the foregoing and any other costs of distribution. The Adviser shall be responsible for any of the foregoing expenses that the Trust is ineligible to pay under the 1940 Act.

4| P a g e

8.         Compensation. For the distribution and distribution support services provided by the Distributor pursuant to the terms of the Agreement, the Adviser shall pay to the Distributor the compensation set forth in Schedule A attached hereto, which schedule may be amended from time to time. The Adviser shall also reimburse the Distributor for its out-of-pocket expenses related to the performance of its duties hereunder, including, without limitation, telecommunications charges, postage and delivery charges, record retention costs, reproduction charges and traveling and lodging expenses incurred by officers and employees of the Distributor. The Adviser shall pay the Distributor’s monthly invoices for distribution fees and out-of-pocket expenses within ten days of the respective month-end. If this Agreement becomes effective subsequent to the first day of the month or terminates before the last day of the month, the Adviser shall pay to the Distributor a distribution fee that is prorated for that part of the month in which this Agreement is in effect. All rights of compensation and reimbursement under this Agreement for services performed by the Distributor as of the termination date shall survive the termination of this Agreement.

9.         Use of Distributor’s Name. The Trust shall not use the name of the Distributor or any of its affiliates in the Prospectus, Statement of Additional Information, sales literature or other material relating to the Trust in a manner not approved prior thereto in writing by the Distributor; provided, however, that the Distributor shall approve all uses of its and its affiliates’ names that merely refer in accurate terms to their appointments or that are required by the Securities and Exchange Commission (the “SEC”) or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

10.       Use of Trust’s Name. Neither the Distributor nor any of its affiliates shall use the name of the Trust or material relating to the Trust on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name that merely refer in accurate terms to the appointment of the Distributor hereunder or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

11.       Liability of Distributor. The duties of the Distributor shall be limited to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder. The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or negligence, or reckless disregard of its obligations and duties under this Agreement. As used in this Section 9 and in Section 10 (except the second paragraph of Section 10), the term “Distributor” shall include directors, officers, employees and other agents of the Distributor.

5 | P a g e

12.       Indemnification of Distributor. The Trust shall indemnify and hold harmless the Distributor against any and all liabilities, losses, damages, claims and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and investigation expenses incident thereto) which the Distributor may incur or be required to pay hereafter, in connection with any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which the Distributor may be involved as a party or otherwise or with which the Distributor may be threatened, by reason of the offer or sale of the Trust shares prior to the effective date of this Agreement.

Any director, officer, employee, shareholder or agent of the Distributor who may be or become an officer, director, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Distributor’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of the Distributor, even though receiving a salary from the Distributor.

The Trust agrees to indemnify and hold harmless the Distributor, and each person, who controls the Distributor within the meaning of Section 15 of the 1933 Act, or Section 20 of the Securities Exchange Act of 1934, as amended (“1934 Act”), against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation, reasonable attorneys’ fees and disbursements and investigation expenses incident thereto) to which they, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws or regulations, at common law or otherwise, insofar as such liabilities, losses, damages, claims and expenses (or actions, suits or proceedings in respect thereof) arise out of or relate to any untrue statement or alleged untrue statement of a material fact contained in a Prospectus, Statement of Additional Information, supplement thereto, sales literature or other written information prepared by the Trust and provided by the Trust to the Distributor for the Distributor’s use hereunder, or arise out of or relate to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Distributor (or any person controlling the Distributor) shall not be entitled to indemnity hereunder for any liabilities, losses, damages, claims or expenses (or actions, suits or proceedings in respect thereof) resulting from (i) an untrue statement or omission or alleged untrue statement or omission made in the Prospectus, Statement of Additional Information, or supplement, sales or other literature, in reliance upon and in conformity with information furnished in writing to the Trust by the Distributor specifically for use therein or (ii) the Distributor’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations in the performance of this Agreement.

The Distributor agrees to indemnify and hold harmless the Trust, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act, or Section 20 of the 1934 Act, against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation reasonable attorneys’ fees and disbursements and investigation expenses incident thereto) to which they, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws, at common law or otherwise, insofar as such liabilities, losses, damages, claims or expenses arise out of or relate to: (i) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Statement of Additional Information or any supplement thereto; (ii) the distributor’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations in the performance of this Agreement; (iii) or arise out of or relate to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if based upon information furnished to the Trust by the Distributor specifically for use therein.

6 | P a g e

A party seeking indemnification hereunder (the “Indemnitee”) shall give prompt written notice to the party from whom indemnification is sought (“Indemnitor”) of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that failure to notify the Indemnitor of such written assertion or claim shall not relieve the Indemnitor of any liability arising from this Section. The Indemnitor shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim subject to this Indemnity and such defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee; provided, however, that if the defendants include both the Indemnitee and the Indemnitor, and the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (“conflict of interest”), the Indemnitor shall not have the right to elect to defend such claim on behalf of the Indemnitee, and the Indemnitee shall have the right to select separate counsel to defend such claim on behalf of the Indemnitee. In the event that the Indemnitor elects to assume the defense of any suit pursuant to the preceding sentence and retains counsel satisfactory to the Indemnitee, the Indemnitee shall bear the fees and expenses of additional counsel retained by it, except for reasonable investigation costs which shall be borne by the Indemnitor. If the Indemnitor (i) does not elect to assume the defense of a claim, (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Indemnitee or (iii) has no right to assume the defense of a claim because of a conflict of interest, the Indemnitor shall advance or reimburse the Indemnitee, at the election of the Indemnitee, reasonable fees and disbursements of any counsel retained by Indemnitee, including reasonable investigation costs.

13.       Shared Employees. The Adviser agrees that only its employees who are registered representatives of the Distributor (“Shared Employees”) shall offer or sell Shares of the Portfolios and further agrees that the activities of any such Shared Employees as registered representatives of the Distributor shall be limited to offering and selling Shares, If there are Shared Employees, one employee of the Adviser shall register as a principal of the Distributor and assist the Distributor in monitoring the marketing and sales activities of the Shared Employees. If there are Shared Employees, the Adviser shall maintain errors and omissions and fidelity bond insurance policies providing reasonable coverage for its employee’s activities and shall provide copies of such policies to the Distributor. If there are Shared Employees, the Adviser shall indemnify and hold harmless the Distributor against any and all liabilities, losses, damages, claims and expenses (including reasonable attorneys’ fees and disbursements and investigation costs incident thereto) arising from or related to the Adviser’s employees’ activities as registered representatives of the Distributor, including, without limitation, any and all such liabilities, losses, damages, claims and expenses arising from or related to the breach by such Shared Employees of any rules or regulations of FINRA or SEC.

7 | P a g e

14.       Force Majeure. The Distributor shall not be liable for any delays or errors occurring by reason of circumstances not reasonably foreseeable and beyond its control, including, but not limited, to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communication or power supply. In the event of equipment breakdowns which are beyond the reasonable control of the Distributor and not primarily attributable to the failure of the Distributor to reasonably maintain or provide for the maintenance of such equipment, the Distributor shall, at no additional expense to the Trust, take reasonable steps in good faith to minimize service interruptions, but shall have no liability with respect thereto.

15.       Scope of Duties. The Distributor and the Trust shall regularly consult with each other regarding the Distributor’s performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to the Distributor at a reasonable time in advance of filing with the SEC copies of any amended or supplemented Registration Statement of the Trust (including exhibits) under the 1940 Act and the 1933 Act, and at a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such materials that would require any change in the Distributor’s obligations under the foregoing provisions shall be subject to the Distributor’s approval. In the event that a change in such documents or in the procedures contained therein increases the cost or burden to the Distributor of performing its obligations hereunder, the Distributor shall be entitled to receive reasonable compensation therefore.

16.       Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If the Distributor is in doubt as to any action it should or should not take, the Distributor may request directions, advice, or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If the Distributor is in doubt as to any question of law pertaining to any action it should or should not take, the Distributor may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser, or the Distributor, at the option of the Distributor).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions the Distributor receives from the Trust or any service provider and the advice the Distributor receives from counsel, the Distributor may in its sole discretion rely upon and follow the advice of counsel. The Distributor will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, the Distributor will provide the Trust with a copy of such advice of counsel.

8 | P a g e

17.         Duration. This Agreement shall become effective as of the date first above written, and shall continue in force for one year from that date and thereafter from year to year, provided continuance is approved at least annually by either (i) the vote of a majority of the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust, and who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

18.         Termination. This Agreement shall terminate as follows:

a.	This Agreement shall terminate automatically in the event of its assignment.

b.	This Agreement shall terminate upon the failure to approve the continuance of the Agreement after the initial term as set forth in Section 16 above.

c.	This Agreement shall terminate at any time upon a vote of the majority of the Trustees who are not interested persons of the Trust or by a vote of the majority of the outstanding voting securities of the Trust, upon not less than 60 days prior written notice to the Distributor.

d.	The Distributor may terminate this Agreement upon not less than 60 days prior written notice to the Trust.

Upon the termination of this Agreement, the Trust shall pay to the Distributor such compensation and out- of-pocket expenses as may be payable for the period prior to the effective date of such termination. In the event that the Trust designates a successor to any of the Distributor’s obligations hereunder, the Distributor shall be entitled to reimbursement by the Trust of its reasonable out-of-pocket expenses in connection with such transfer to such successor all relevant books, records and other data established or maintained by the Distributor pursuant to the foregoing provisions.

Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 18, 22, 23, 25, 26 and 27 shall survive any termination of this Agreement.

19.         Amendment. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor, the Adviser and the Trust and shall not become effective unless its terms have been approved by the majority of the Trustees of the Trust or by a “vote of a majority of the outstanding voting securities” of the Trust and by a majority of those Trustees who are not “interested persons” of the Trust or any party to this Agreement.

9 | P a g e

20.       Non-Exclusive Services. The services of the Distributor rendered to the Trust are not exclusive. The Distributor may render such services to any other investment company.

21.       Definitions. As used in this Agreement, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “interested person” and “affiliated person” shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or hereafter amended.

22.       Confidentiality. The Distributor shall treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and prior, present or potential shareholders and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as may be required by administrative or judicial tribunals or as requested by the Trust.

23.       Notice. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section 20 as promptly as practicable thereafter). Notices shall be addressed as follows:

(a)	If to the Trust:

360 Funds

c/o M3Sixty Administration, LLC
4300 Shawnee Mission Parkway, Suite 100
Fairway, KS 66205
Attn: Randall Linscott

(b)	If to the Adviser:

Crow Point Partners, LLC
25 Recreation Park Drive
Hingham, MA 02043

Attn: Peter DeCaprio

(c)	If to the Distributor:

Matrix 360 Distributors, LLC

4300 Shawnee Mission Parkway, Suite 100

Fairway, KS 66205
Attn: Brandon Byrd, CEO

10 | P a g e

or to such other respective addresses as the parties shall designate by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

24.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

25.       Governing Law.  This Agreement shall be administered, construed and enforced in accordance with the laws of the State of Missouri to the extent that such laws are not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time.

26.       Entire Agreement.  This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

27.       Miscellaneous.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

360 Funds

By:
Randall Linscott, President

Crow Point Partners, LLC

By:
Peter DeCaprio

11 | P a g e

Matrix 360 Distributors, LLC

By:
Brandon Byrd, CEO

12 | P a g e

SCHEDULE B

M3Sixty Funds

Distribution Support Services:

1.	Provide national broker dealer for Trust registration.

2.	Review, approve and submit all advertising and promotional material to FINRA.

3.	Maintain all books and records required by FINRA in connection with this agreement.

4.	Monitor Distribution Plan and report to Board of Trustees.

5.	Prepare quarterly report to Board of Trustees related to distribution activities.

6.	Subject to approval of Distributor, license personnel as registered representatives of the Distributor to distribute shares sponsored by the Adviser.

7.	Assist in coordination of Portfolio participation in platform and/or wholesaler-related agreements.

8.	Trust fulfillment services, including sampling prospective shareholders inquiries and related mailings (additional cost: to be negotiated).

9.	Any other service commonly provided to an investment company registered under the 1940 Act by a third party distributor.